EX-12
                        Ratio of Earnings to Fixed charges


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                                                                                      EXHIBIT 12

                                       MERRILL LYNCH & CO., INC. AND SUBSIDIARIES
                                COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES AND
                                 COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS
                                                (dollars in millions)



                                                                       FOR THE THREE MONTHS ENDED
                                                                     -----------------------------

                                                                      MARCH 30,          MARCH 31,
                                                                           2001               2000
                                                                     ----------         ----------
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Pre-tax earnings from continuing operations                             $ 1,351            $ 1,685

Add:  Fixed charges (excluding capitalized
      interest and preferred security dividend
      requirements of subsidiaries)                                       5,577              3,843

                                                                        -------            -------
Pre-tax earnings before fixed charges                                     6,928              5,528
                                                                        =======            =======

Fixed charges:
   Interest                                                               5,512              3,775
   Other  (a)                                                               117                120

                                                                        -------            -------
   Total fixed charges                                                    5,629              3,895
                                                                        =======            =======

Preferred stock dividend requirements                                        14                 14
                                                                        -------            -------
Total combined fixed charges
   and preferred stock dividends                                        $ 5,643            $ 3,909
                                                                        =======            =======

RATIO OF EARNINGS TO FIXED CHARGES                                         1.23               1.42

RATIO OF EARNINGS TO COMBINED FIXED CHARGES
   AND PREFERRED STOCK DIVIDENDS                                           1.23               1.41




(a)   Other  fixed  charges   consists  of  the  interest   factor  in  rentals,
      amortization  of  debt  issuance  costs,   preferred   security   dividend
      requirements of subsidiaries, and capitalized interest.

Note: Prior period amounts have been restated to reflect the merger with Herzog, Heine, Geduld, Inc. as required under pooling-of-interests accounting.

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